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                                                                  Exhibit 10.27





               Description of Compensation Arrangements

                            Jack A. Hockema


         Effective as of January 24, 2000, Jack A. Hockema was elected Executive Vice President, and President of Kaiser Fabricated Products, of Kaiser Aluminum & Chemical Corporation ("KACC"). In connection with such election, new compensation arrangements for 2000 and 2001 were approved for Mr. Hockema. The compensation arrangements have three components: base pay, short-term incentive ("STI"), and long-term incentive ("LTI").

         Mr. Hockema's base pay for 2000 was set at $315,000. Mr. Hockema's STI for 2000 has two components. The first component has a target amount of $135,000, and any award under this first component will be made based on that target amount and on the performance of the engineered products business unit under the provisions of the Engineered Products Business Unit Short-Term Incentive Plan. The second component has a target amount of $30,000, and any award will be made based on that target amount and on the performance of the flat-rolled products business unit as determined by the Chief Executive Officer of KACC.

         Mr. Hockema's LTI for 2000 has two components. The first component has a target amount of $200,000, and any award under this first component will be made based on that target amount and on the performance of the engineered products business unit under the provisions of the Engineered Products Business Unit Long-Term Incentive Plan. The second component has a value of $135,000, which award has been made in the form of a grant of a stock option to purchase shares of the Common Stock of Kaiser Aluminum Corporation.

         Mr. Hockema will qualify for a cash bonus of $500,000 in the event of the sale of a specified portion of the business units under his management on or before July 1, 2002. Payment of such a bonus would be made in three equal annual installments, with the first payment occurring within 30 days of the closing of such sale.

         Mr. Hockema's base pay for 2001 was set at $375,000. The target amounts of Mr. Hockema's STI and LTI for 2001 were established at $200,000 and $475,000, respectively; however, the other terms and conditions of such STI and LTI awards have not been determined.